Exhibit 5.1
[LETTERHEAD OF BAKER & MCKENZIE LLP]
May 31, 2011
Ensco plc
6 Chesterfield Gardens
London England W1J 5BQ
Ladies and Gentlemen,
We have acted as U.S. securities counsel to Ensco plc, a public limited company organized under English law (the “Company”), in connection with the preparation of the consent solicitation statement/prospectus supplement, dated May 6, 2011 (the “Consent Solicitation Statement”), to the prospectus (the “Prospectus”) included in the Company’s Post-Effective Amendment No. 3 to the Registration Statement on Form S-3, Reg. No. 333-156705 (the “Registration Statement”), filed with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “Securities Act”), on May 6, 2011, relating to the issuance by the Company of an unconditional and irrevocable guarantee of the prompt payment, when due, of any amount owed to the holders of (i) 8.500% Senior Notes due 2019 issued by the Pride International, Inc. , a Delaware corporation (“Pride”), (ii) 6.875% Senior Notes due 2020 issued by Pride and (iii) 7.875% Senior Notes due 2040 issued by Pride (collectively, the “Pride Notes”), in each case under the Indenture, dated as of July 1, 2004 (as supplemented on June 2, 2009, August 6, 2010 and on May 31, 2011, the “Indenture”), by and among Pride, the Company and The Bank of New York Mellon, as trustee.
In reaching the conclusions expressed herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the current articles of association of the Company (the “Articles”), (ii) resolutions adopted by the board of directors of the Company, (iii) the Indenture including the Fourth Supplemental Indenture by and among the Company, Pride and The Bank of New York Mellon, as trustee, (iv) the Guarantee by the Company, dated May 31, 2011 (the “Guarantee”), (v) the Registration Statement, (vi) the Prospectus and the Prospectus Supplement, and (vii) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed.
As to any facts material to our opinion, we have made no independent investigation of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Company.
In rendering the opinions set forth below, we have assumed that (i) all information contained in all documents reviewed by us is true and correct, (ii) all signatures on all documents examined by us are genuine, (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents, (iv) each natural person signing any document reviewed by us had the legal capacity to do so, and (v) each person signing in a representative capacity (other than on behalf of the Company) any document reviewed by us had authority to sign in such capacity.
Based on the foregoing, we are of the opinion that:
1. The Guarantee has been duly authorized by the Company and, when executed and delivered by the Company in the manner contemplated by the Indenture, the Guarantee will be a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, receivership, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and by general equitable principles (regardless as of whether such enforceability is considered in a proceeding in equity or at law), and will be validly issued and outstanding.
The opinions expressed herein are limited to the federal laws of the United States of America and the laws of the State of New York. This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. This opinion is rendered as of the date hereof, and this firm disclaims any duty to advise you regarding any changes in, or otherwise communicate with you with respect to, the matters addressed herein after the date hereof.
This opinion letter may be filed or incorporated by reference as an exhibit to the Registration Statement. Consent is also given to the reference to this firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, this firm does not thereby admit that it comes within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.
Very truly yours,
/s/ Baker & McKenzie LLP
Baker & McKenzie LLP